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Exhibit 21.1

List of Subsidiaries of The Smith & Wollensky Restaurant Group, Inc.:

Atlantic & Pacific Grill Associates, L.L.C.
La Cite Associates, L.L.C.
The Manhattan Ocean Club Associates, L.L.C.
MOC D.C., L.L.C.
MOC of Miami, LLC
Mrs. Parks Sub, L.L.C.
New York RGI Sub, L.L.C.
Parade 59 Restaurant, LLC
Restaurant Group Management Services, L.L.C.
S&W of Boston, L.L.C.
S&W Chicago, L.L.C.
S&W D.C., L.L.C.
S&W of Miami, L.L.C.
S&W of Las Vegas, L.L.C.
S&W New Orleans, L.L.C.
S&W of Philadelphia, L.L.C.
Smith & Wollensky of Ohio, LLC
S&W of Dallas LLC
Dallas S&W, L.P.
Smith & Wollensky of Houston LLC
Houston S&W, L.P.
Smith & Wollensky of America LLC

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  Exhibit 21.1